David Brewer Named President of Pitco Frialator

ELGIN, Ill.--(BUSINESS WIRE)—May 17, 2007 -- The Middleby Corporation (NASDAQ:MIDD) today announced that it has named David Brewer as Division President of Pitco Frialator. David joins Middleby from Lantech Corporation where he served as the President and General Manager. Prior to Lantech, David held leadership positions at Yum! Brands Corporation and Chiquita Brands International. David Brewer replaces Phil DeiDolori who recently announced his resignation to pursue other interests.

“David is well respected throughout the restaurant industry and we are very excited he made a decision to join Middleby.” said Selim Bassoul, Chairman and Chief Executive Officer of Middleby. “With David’s background as Vice President of Engineering and Supply Chain at Yum!, he brings to Middleby a unique insight into restaurant operations and customer equipment needs. This operational background combined with his strong relationships with major restaurant chain customers, make him the ideal candidate to take the leadership role at Pitco as we develop and introduce the next generation of products from this division. David will be able to accelerate the introduction and market acceptance of new products such as the Solstice Rethermalizer, the Solstice Supreme series of fryers, and the Pitco Rocket Fryer.”

Mr. Brewer commented, “After many years as a customer of Pitco and the Middleby family of brands, I am very excited to join this organization. Middleby is a leader of innovation in the restaurant equipment industry. I look forward to working with the successful team at Pitco in the effort to further our leadership position in fryer technology.”

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company’s SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company’s leading equipment brands include Blodgett®, Blodgett Combi®, Blodgett Range®, CTX®, Houno®, Jade® , MagiKitch’n®, Middleby Marshall®, Pitco Frialator®, Southbend®, Nu-Vu®, Alkar®, RapidPak® and Toastmaster®. Middleby’s

international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2006 The Middleby Corporation was ranked #9 on the Forbes 200 Best Small Companies list.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

# # #

Contact:	Darcy Bretz, Investor and Public Relations, (847) 429-7756
Timothy Fitzgerald, Chief Financial Officer, (847) 429-7744